Exhibit 99.3

RESTRICTED STOCK AGREEMENT

This Agreement is made January 16, 2006 (the “Effective Date”), by and between Distributed Energy Systems Corp. (“DESC”) and Ambrose L. Schwallie.

In connection with his commencement of employment as Chief Executive Officer of DESC, DESC desires to grant Mr. Schwallie shares of restricted common stock of DESC as provided below.

Mr. Schwallie and DESC agree as follows:

1. Grant of Restricted Stock. DESC hereby issues and sells to Mr. Schwallie as of the Effective Date, 100,000 shares of DESC Common Stock (the “Shares”) at a price of $.01 per share pursuant to the terms and conditions contained herein.

2. Vesting of the Shares.

(a) Release Date. One hundred percent (100%) of the Shares shall be vested on January 16, 2007 (the “Release Date”), provided that Mr. Schwallie has remained continuously employed by DESC until such date.

(b) Termination. In the event that Mr. Schwallie’s employment with DESC, or any parent or subsidiary of DESC, terminates prior to the Release Date for any reason, DESC shall, upon the date of such termination, have an irrevocable, exclusive option (the “Reacquisition Right”) to reacquire the Shares at a price of $.01 per share.

(c) Exercise of Reacquisition Right. The Reacquisition Right shall be exercised by DESC by delivering written notice to Mr. Schwallie or to Mr. Schwallie’s executor within ninety (90) days following the date of termination. Upon delivery of such notice, DESC shall become the legal and beneficial owner of the Shares being reacquired and all rights and interests therein, and DESC shall have the right to retain and transfer to its own name the Shares being reacquired.

(d) Termination of Reacquisition Right. If DESC does not elect to exercise the Reacquisition Right conferred above by giving the requisite notice within ninety (90) days following the termination of Mr. Schwallie’s employment by DESC, or any parent or subsidiary of DESC, the Reacquisition Right shall terminate and the Shares shall be fully vested in Mr. Schwallie. The Shares released from the Reacquisition Right shall be delivered to Mr. Schwallie at his request.

3. Restriction on Transfer. Mr. Schwallie shall not sell, transfer, pledge, hypothecate or otherwise dispose of any Shares prior to the Release Date or any earlier lapse or termination of the Reacquisition Right.

4. Escrow of Shares. Until the Release Date, the Shares will be held in book name by DESC’s transfer agent. Subject to the terms hereof, Mr. Schwallie shall have all rights of a shareholder with respect to such Shares while they are held in escrow, including without limitation, the right to vote the Shares and receive any cash dividends declared thereon. If, from time to time during the term of the Reacquisition Right, there is (i) any stock dividend, stock split or other change in the Shares, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of DESC, any and all new, substituted or additional securities to which Mr. Schwallie is entitled by reason of his ownership of the Shares shall be held on his behalf by the DESC’s transfer agent and included thereafter as “Shares” for purposes of this Agreement and the Reacquisition Right.

5. Tax Consequences. Mr. Schwallie understands that he (and not DESC) shall be responsible for his own tax liability that may arise as a result of the transactions contemplated by this Agreement. Mr. Schwallie understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”) taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” includes the right of DESC to reacquire the Shares pursuant to its Reacquisition Right. Mr. Schwallie understands that he may elect to be taxed at the time the Shares are granted rather than when the Reacquisition Right lapses by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of grant.

6. Additional Shares. The parties agree that DESC will grant Mr. Schwallie the number of shares of DESC Common Stock set forth below upon achievement of the respective milestones set forth below:

(a) 100,000 shares of Common Stock (subject to adjustment for stock splits, stock dividends and similar events) will be granted if DESC meets or exceeds the revenue, income and cash flow targets for 2006 approved by DESC’s Board of Directors at its meeting on December 14, 2005.

(b) 100,000 shares of Common Stock (subject to adjustment for stock splits, stock dividends and similar events) will be granted if DESC has, while Mr. Schwallie is serving as Chief Executive Officer, achieved two consecutive quarters of positive operating cash flow prior to June 30, 2007.

(c) 100,000 shares of Common Stock (subject to adjustment for stock splits, stock dividends and similar events) will granted if DESC achieves, while Mr. Schwallie is serving as Chief Executive Officer, four consecutive quarters of revenue totaling $100 million prior to June 30, 2008, with the gross margin on that revenue being at least 20 percent.

Any shares granted pursuant to this Section 6 will be fully vested. If a Change in Control Event, as defined in DESC’s Stock Incentive Plan and meeting parameters to be determined by DESC’s Board of Directors, occurs, and Mr. Schwallie is still employed by the Company, any restricted Common Stock described above in this Section 6 and not yet granted would be awarded to the Employee unless it is no longer possible for the respective targets to be met. Any shares granted pursuant to this Section 6 shall be granted only upon execution and delivery by Mr. Schwallie of an agreement containing the provisions of Section 5 and 7 hereof in respect of such shares.

7. General Provisions.

(a) This Agreement represents the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral.

(b) This Agreement shall be governed by the laws of the State of Delaware without reference to its conflicts of law principles.

(c) Mr. Schwallie agrees, in connection with an underwritten public offering of DESC’s securities pursuant to a registration statement under the Securities Act, (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of common stock of DESC held by Mr. Schwallie (other than those shares included in the offering) without the prior written consent of DESC or the underwriters managing such offering for a period of 90 days from the closing of such offering, and (ii) to execute any agreement reflecting clause (i) above as may be requested by DESC or the managing underwriters at the time of such offering.

(d) No waiver, alteration or modification of any of the provisions of this Agreement shall be binding, unless in writing and signed by duly authorized representatives of the parties hereto. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns.

(e) No rights to employment by DESC for any period of time are conferred by this Agreement.

(f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date set forth above.

DISTRIBUTED ENERGY SYSTEMS CORP.

By:	/s/ WALTER W. SCHROEDER	/s/ AMBROSE L. SCHWALLIE
	Walter W. Schroeder	Ambrose L. Schwallie
President